Exhibit 3.1

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

908 DEVICES INC.

908 Devices Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on February 10, 2012 under the name “908 Devices Inc.”

SECOND: The Fifth Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

THIRD: The Fifth Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the President this 11th day of April, 2019.

908 DEVICES INC.

By:
Kevin Knopp, President

EXHIBIT A

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

908 DEVICES INC.

ARTICLE I

The name of the Corporation is 908 Devices Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of capital stock which the Corporation shall have authority to issue is 61,061,965, of which (i) 24,121,106 shares shall be preferred stock, par value $0.001 per share (the “Preferred Stock”), and (ii) 36,940,859 shares shall be common stock, par value $0.001 per share (the “Common Stock”).

The voting powers, designations, preferences, powers and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of capital stock of the Corporation, shall be as provided in this Article IV.

A.            PREFERRED STOCK

1.            Designation. A total of 8,490,778 shares of the Corporation’s Preferred Stock shall be designated as a series known as Series A Participating Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”). A total of 4,650,216 shares of the Corporation’s Preferred Stock shall be designated as a series known as Series B Participating Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”). A total of 3,788,068 shares of the Corporation’s Preferred Stock shall be designated as a series known as Series C Participating Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”). A total of 4,409,850 shares of the Corporation’s Preferred Stock shall be designated as a series known as Series D Participating Convertible Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”). A total of 2,782,194 shares of the Corporation’s Preferred Stock shall be designated as a series known as Series E Participating Convertible Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”).

2.            Voting.

(a)            Election of Series A Director. The holders of outstanding shares of Series A Preferred Stock shall, voting together as a single class, be entitled to elect one (1) Director of the Corporation (a “Series A Director”). Except as provided in Section A.2(a)(iv) below, such Director shall be elected by a plurality vote, with the elected candidate being the candidate receiving the greatest number of affirmative votes (with each holder of Series A Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Series A Preferred Stock held by such holder) of the outstanding shares of Series A Preferred Stock, with votes cast against such candidates and votes withheld having no legal effect. The election of such Director shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors, (iii) at any special meeting of holders of Series A Preferred Stock called by holders of not less than a majority of the outstanding shares of Series A Preferred Stock or (iv) by the written consent of holders of a majority of the outstanding shares of Series A Preferred Stock. If at any time when any share of Series A Preferred Stock is outstanding any such Director should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of the outstanding shares of Series A Preferred Stock, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by law. The holders of outstanding shares of Series A Preferred Stock may, in their sole discretion, determine not to elect one or more Directors as provided herein from time to time, and during any such period the Board of Directors shall not be deemed unduly constituted solely as a result of such vacancy.

(b)            Election of Series B Director. The holders of outstanding shares of Series B Preferred Stock shall, voting together as a single class, be entitled to elect one (1) Director of the Corporation (a “Series B Director”). Except as provided in Section A.2(b)(iv) below, such Director shall be elected by a plurality vote, with the elected candidate being the candidate receiving the greatest number of affirmative votes (with each holder of Series B Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Series B Preferred Stock held by such holder) of the outstanding shares of Series B Preferred Stock, with votes cast against such candidates and votes withheld having no legal effect. The election of such Directors shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors, (iii) at any special meeting of holders of Series B Preferred Stock called by holders of not less than a majority of the outstanding shares of Series B Preferred Stock or (iv) by the written consent of holders of a majority of the outstanding shares of Series B Preferred Stock. If at any time when any share of Series B Preferred Stock is outstanding any such Director should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of the outstanding shares of Series B Preferred Stock, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by law. The holders of outstanding shares of Series B Preferred Stock may, in their sole discretion, determine not to elect such Director as provided herein from time to time, and during any such period the Board of Directors shall not be deemed unduly constituted solely as a result of such vacancy.

(c)            Election of Series E Director. The holders of outstanding shares of Series E Preferred Stock shall, voting together as a single class, be entitled to elect one (1) Director of the Corporation (a “Series E Director,” and collectively with the Series A Director and Series B Director, the “Preferred Directors”). Except as provided in Section A.2(c)(iv) below, such Director shall be elected by a plurality vote, with the elected candidate being the candidate receiving the greatest number of affirmative votes (with each holder of Series E Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Series E Preferred Stock held by such holder) of the outstanding shares of Series E Preferred Stock, with votes cast against such candidates and votes withheld having no legal effect. The election of such Directors shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors, (iii) at any special meeting of holders of Series E Preferred Stock called by holders of not less than a majority of the outstanding shares of Series E Preferred Stock or (iv) by the written consent of holders of a majority of the outstanding shares of Series E Preferred Stock. If at any time when any share of Series E Preferred Stock is outstanding any such Director should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of the outstanding shares of Series E Preferred Stock, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by law. The holders of outstanding shares of Series E Preferred Stock may, in their sole discretion, determine not to elect such Director as provided herein from time to time, and during any such period the Board of Directors shall not be deemed unduly constituted solely as a result of such vacancy.

(d)            Election of Remaining Directors. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation not elected pursuant to Sections A.2(a), A.2(b), and A.2(c).

(e)            Voting Generally. Each outstanding share of Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock is then convertible pursuant to Section A.6 hereof as of the record date for the vote or written consent of stockholders, if applicable. Each holder of outstanding shares of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the by-laws of the Corporation (the “By-laws”) and shall vote with holders of the Common Stock, voting together as a single class, upon all matters submitted to a vote of stockholders, excluding those matters required to be submitted to a class or series vote pursuant to the terms hereof (including, without limitation, Section A.8) or by law.

3.            Dividends.

(a)            The holders of shares of Series E Preferred Stock, in preference to the holders of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, noncumulative dividends at the rate of eight percent (8%) per share of the Series E Original Issue Price per annum (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) from the date of original issuance of such share (the “Closing Date”).

(b)            The holders of shares of Series D Preferred Stock, in preference to the holders of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, noncumulative dividends at the rate of eight percent (8%) per share of the Series D Original Issue Price per annum (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) from the Closing Date with respect to such share.

(c)            The holders of shares of Series C Preferred Stock, in preference to the holders of Series B Preferred Stock, Series A Preferred Stock and Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, noncumulative dividends at the rate of eight percent (8%) per share of the Series C Original Issue Price per annum (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) from the Closing Date with respect to such share.

(d)            The holders of shares of Series B Preferred Stock and Series A Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, noncumulative dividends at the rate of eight percent (8%) per share of the applicable Original Issue Price of such series of Preferred Stock per annum (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) from the Closing Date with respect to such share.

(e)            Subject to obtaining any consent required under Section A.8(f) below, after the foregoing dividends on the Preferred Stock shall have been paid, then the Corporation may (when, as and if declared by the Board of Directors) declare and distribute in such year dividends among the holders of Preferred Stock and the holders of Common Stock pro rata based on the number of shares of Common Stock held by each, determined on an as-if-converted basis (assuming full conversion of all such shares of such series of Preferred Stock) as of the record date with respect to the declaration of such dividends. For the avoidance of doubt, the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall participate on a pari passu basis in any distribution or dividend declared or paid to the Common Stock or any series of Preferred Stock ranking junior to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock on the basis of the number of shares of Common Stock into which it is then convertible.

4.            Liquidation; Merger, etc.

(a)            Series E Preferred Stock Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary (a “Liquidation Event”), each holder of outstanding shares of Series E Preferred Stock shall be entitled to be paid in cash, before any amount shall be paid or distributed to the holders of the Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, Common Stock or any other capital stock ranking on liquidation junior to the Series E Preferred Stock, an amount (the “Series E Preference Amount”) per share equal to (A) $6.29 (as adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like, the “Series E Original Issue Price”), plus (B) an amount equal to all declared but unpaid dividends on such share of Series E Preferred Stock (such amount to be adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like). If the amounts available for distribution by the Corporation to holders of Series E Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Series E Preference Amount due to such holders, such holders of Series E Preferred Stock shall share ratably on a pari passu basis in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled with respect to shares of Series E Preferred Stock.

(b)            Series D Preferred Stock Liquidation Preference. Upon any Liquidation Event, following payment of the Series E Preference Amount, each holder of outstanding shares of Series D Preferred Stock shall be entitled to be paid in cash, before any amount shall be paid or distributed to the holders of the Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, Common Stock or any other capital stock ranking on liquidation junior to the Series D Preferred Stock, an amount (the “Series D Preference Amount”) per share equal to (A) $5.6351 (as adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like, the “Series D Original Issue Price”), plus (B) an amount equal to all declared but unpaid dividends on such share of Series D Preferred Stock (such amount to be adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like). If the amounts available for distribution by the Corporation to holders of Series D Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Series D Preference Amount due to such holders, such holders of Series D Preferred Stock shall share ratably on a pari passu basis in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled with respect to shares of Series D Preferred Stock.

(c)            Series C Preferred Stock Liquidation Preference. Upon any Liquidation Event, following payment of each of the Series E Preference Amount and the Series D Preference Amount, each holder of outstanding shares of Series C Preferred Stock shall be entitled to be paid in cash, before any amount shall be paid or distributed to the holders of the Series B Preferred Stock, Series A Preferred Stock, Common Stock or any other capital stock ranking on liquidation junior to the Series C Preferred Stock, an amount (the “Series C Preference Amount”) per share equal to (A) $3.45 (as adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like, the “Series C Original Issue Price”), plus (B) an amount equal to all declared but unpaid dividends on such share of Series C Preferred Stock (such amount to be adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like). If the amounts available for distribution by the Corporation to holders of Series C Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Series C Preference Amount due to such holders, such holders of Series C Preferred Stock shall share ratably on a pari passu basis in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled with respect to shares of Series C Preferred Stock.

(d)            Series A and B Preferred Stock Liquidation Preference. Upon a Liquidation Event, following payment of each of the Series E Preference Amount, Series D Preference Amount and Series C Preference Amount in full, each holder of outstanding shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to be paid in cash, before any amount shall be paid or distributed to the holders of the Common Stock or any other capital stock ranking on liquidation junior to the Series A Preferred Stock and Series B Preferred Stock (the Common Stock and such other capital stock being referred to collectively as, “Junior Stock”), an amount per share equal to (x) in the case of the Series A Preferred Stock (the “Series A Preference Amount”), (A) $1.00 (as adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like, the “Series A Original Issue Price”), plus (B) an amount equal to all declared but unpaid dividends on such share of Series A Preferred Stock (such amount to be adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like) and (y) in the case of the Series B Preferred Stock (the “Series B Preference Amount”), (A) $1.801 (as adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like, the “Series B Original Issue Price”), plus (B) an amount equal to all declared but unpaid dividends on such share of Series B Preferred Stock (such amount to be adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like). The “Original Issue Price” shall mean the Series A Original Issue Price, in the case of the Series A Preferred Stock, the Series B Original Issue Price, in the case of the Series B Preferred Stock, the Series C Original Issue Price, in the case of the Series C Preferred Stock, the Series D Original Issue Price, in the case of the Series D Preferred Stock and the Series E Original Issue Price, in the case of the Series E Preferred Stock. If the amounts available for distribution by the Corporation to holders of Series A Preferred Stock and Series B Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Series A Preference Amount and Series B Preference Amount due to such holders, such holders of Series A Preferred Stock and Series B Preferred Stock shall share ratably on a pari passu basis in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled with respect to shares of Series A Preferred Stock and/or Series B Preferred Stock.

(e)            Participation Rights. If the assets and funds of the Corporation legally available for distribution to the Corporation’s stockholders exceed the aggregate preferential amounts payable to the holders of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock pursuant to Sections A.4(a), A.4(b), A.4(c) and A.4(d), then, after such preferential amounts (including the full Series E Preference Amount, Series D Preference Amount, Series C Preference Amount, Series B Preference Amount and Series A Preference Amount) shall have been paid, the remaining assets and funds of the Corporation available for distribution to the Corporation’s stockholders shall be distributed, subject to Section A.4(i), ratably among the holders of shares of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Common Stock, in each case in accordance with their terms (where each outstanding share of Preferred Stock is treated for this purpose as having been converted into the largest number of shares of Common Stock into which such share of Preferred Stock could then be converted pursuant to Section A.6) until (i) for the holders of Series E Preferred Stock, the aggregate amount of the payments made to such holders pursuant to Section A.4(a) and this Section A.4(e) equals two and one half times the aggregate Series E Preference Amount, (ii) for the holders of Series D Preferred Stock, the aggregate amount of the payments made to such holders pursuant to Section A.4(b) and this Section A.4(e) equals two times the aggregate Series D Preference Amount, (iii) for the holders of Series C Preferred Stock, the aggregate amount of the payments made to such holders pursuant to Section A.4(c) and this Section A.4(e) equals three times the aggregate Series C Preference Amount, (iv) for the holders of Series B Preferred Stock, the aggregate amount of the payments made to such holders pursuant to Section A.4(d) and this Section A.4(e) equals three times the aggregate Series B Preference Amount, and (v) for the holders of Series A Preferred Stock, the aggregate amount of the payments made to such holders pursuant to Section A.4(d) and this Section A.4(e) equals four times the aggregate Series A Preference Amount. Thereafter, any remaining assets and funds of the Corporation available for distribution to the Corporation’s stockholders shall be distributed ratably among the holders of Common Stock. In the event that a share of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and/or Series A Preferred Stock would be entitled to an amount in excess of amounts that such share would be entitled to pursuant to the foregoing provisions of Sections A.4(a) through (e) in connection with a Liquidation Event, if such share of Preferred Stock was converted to a share of Common Stock pursuant to Section A.6(a) as of immediately prior to the Liquidation Event and shared ratably in any distribution in connection with such Liquidation Event on an as converted to Common Stock basis, then such share shall be deemed to have so converted.

(f)            Deemed Liquidation Events. Each of the following events shall be treated as a Liquidation Event, unless the holders of (i) a majority of the voting power of the outstanding shares of Preferred Stock voting together as a single class (a “Majority Interest”) and (ii) a majority of the outstanding shares of Series E Preferred Stock (the “Series E Deemed Liquidation Consent”) elect otherwise; provided however, if the amounts available for distribution by the Corporation to holders of Series D Preferred Stock upon such Liquidation Event would not be sufficient to pay the aggregate Series D Preference Amount if such event was treated as a Liquidation Event, such waiver shall also require the written election of the holders of not less than sixty percent (60%) of the Series D Preferred Stock then outstanding (the “Series D Deemed Liquidation Consent”), provided further, that the Series E Deemed Liquidation Consent and the Series D Deemed Liquidation Consent shall not be required in connection with a Change of Control Transaction in which (i) the holders of capital stock of the Corporation immediately prior to such Change of Control Transaction continue to hold at least thirty five percent (35%) of the voting power of the capital stock of the surviving business entity in equal proportion to their holdings prior to such Change of Control Transaction, (ii) no cash consideration is paid to any holder of capital stock of the Corporation in such holder’s capacity as a holder of capital stock of the Corporation, (iii) the acquirer in such transaction does not have an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) and (iv) there is no readily available public market for the capital stock received by the holders of capital stock of the Corporation in connection with such transaction: (A) any merger or consolidation of the Corporation into or with another business entity (except one in which the shares of capital stock of the Corporation immediately prior to such merger or consolidation continue to represent at least a majority of the voting power of the capital stock of the surviving business entity) (a “Change of Control Transaction”), (B) any sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole (an “Asset Sale”), or (C) a sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, of all or substantially all of the Corporation’s and its subsidiaries’ intellectual property (together with any Asset Sale, each a “Disposition”). All consideration payable to the stockholders of the Corporation in connection with any such Change of Control Transaction, or all consideration payable to the Corporation, together with all other available assets of the Corporation (net of obligations owed by the Corporation that are senior to the Preferred Stock), in connection with any Disposition, upon the consummation of such Change of Control Transaction, shall be, as applicable, paid by the purchaser to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of, the Preferred Stock and any Junior Stock in accordance with the preferences and priorities set forth in Sections A.4(a), A.4(b), A.4(c), A.4(d) and A.4(e) above, with such preferences and priorities specifically intended to be applicable in any such Change of Control Transaction or Disposition, as if any such transaction were a Liquidation Event. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Section A.4(f), including without limitation, (1) in the case of a Change of Control Transaction, causing the definitive agreement relating to such Change of Control Transaction to provide for a rate at which the shares of Preferred Stock are converted into or exchanged for cash, new securities or other property which gives effect to the preferences and priorities set forth in Sections A.4(a), A.4(b), A.4(c), A.4(d) and A.4(e), or (2) in the case of a Disposition, redeeming the Preferred Stock in a manner that gives effect to the preferences and priorities set forth in Sections A.4(a), A.4(b), A.4(c), A.4(d) and A.4(e). The Corporation shall promptly provide to the holders of shares of Preferred Stock such information concerning the terms of such Change of Control Transaction or Disposition, and the value of the assets of the Corporation as may reasonably be requested by the holders of Preferred Stock. The amount deemed distributed to the holders of Preferred Stock upon any such transaction shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity, as applicable.

(g)            Valuation of Securities or Other Non-Cash Consideration. For purposes of valuing any securities or other noncash consideration to be delivered to the holders of the Preferred Stock in connection with any transaction to which Section A.4(f) is applicable, the following shall apply:

(i)            If any such securities are traded on a nationally recognized securities exchange or inter dealer quotation system, the value shall be deemed to be the average of the closing prices of such securities on such exchange or system over the 30 day period ending three (3) business days prior to the closing;

(ii)           If any such securities are traded over the counter, the value shall be deemed to be the average of the closing bid prices of such securities over the 30 day period ending three (3) business days prior to the closing; and

(iii)          If there is no active public market for such securities or other noncash consideration, the value shall be the fair market value thereof, as determined by the Board of Directors (including at least two of the Preferred Directors) in good faith, provided that if a Majority Interest objects to such valuation, the valuation shall be determined by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.

(h)            Allocation. In the event of a Liquidation Event pursuant to Section A.4(f), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the definitive agreement relating to such Liquidation Event shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections A.4(a), A.4(b), A.4(c), A.4(d) and A.4(e) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (ii) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections A.4(a), A.4(b), A.4(c), A.4(d) and A.4(e) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

(i)            Series E Preferred Stock Proceeds. Notwithstanding anything set forth in this Section A.4 to the contrary, in the event of any liquidation, dissolution or winding up of the Corporation and its subsidiaries, including any event treated as a Liquidation Event pursuant to A.4(f), in which net proceeds to the Corporation’s equity holders (whether paid directly in a Change of Control Transaction or by redemption in a Disposition) is above One Hundred Seventy Five Million Dollars ($175,000,000), the Series E Preferred Stock will be entitled to receive total proceeds per share (treating escrow, holdback, earnouts and other contingent consideration in a manner consistent with Section A.4(h) herein) in an amount equal to no less than two times the Series E Original Issue Price prior to any distribution of such proceeds to other shares of capital stock.

5.            Redemption.

(a)            Optional Redemption; Redemption Date. At any time on or after April 11th, 2024, the holder(s) of a Majority Interest may elect to have all (but not less than all) of the outstanding shares of Preferred Stock redeemed. In such event, the Corporation shall redeem all (but not less than all) of the outstanding shares of Preferred Stock, out of funds legally available therefor, for an amount equal to the aggregate Redemption Price specified in Section A.5(b). Any election by a Majority Interest pursuant to this Section A.5(a) shall be made by written notice to the Corporation and the other holders of Preferred Stock at least fifteen (15) days prior to the elected redemption date (the “Redemption Date”). Upon such election, all holders of Preferred Stock shall be deemed to have elected to have their shares of Preferred Stock redeemed pursuant to this Section A.5(a) and such election shall bind all holders of Preferred Stock. Notwithstanding anything to the contrary contained herein, (i) each holder of shares of Preferred Stock shall have the right to elect to give effect to the conversion rights contained in Section A.6(a) instead of giving effect to the provisions contained in this Section A.5(a) with respect to the shares of Preferred Stock held by such holder, and (ii) each holder of Series E Preferred Stock shall have the right to opt out of such election to redeem shares of Series E Preferred Stock, instead of giving effect to the provisions contained in Section A.5(a) with respect to the shares of Series E Preferred Stock held by such holder.

(b)            Redemption Price. The price for each share of Preferred Stock redeemed pursuant to this Section A.5 shall be an amount equal to, (i) in the case of the Series A Preferred Stock, the Series A Original Issue Price plus an amount equal to all declared but unpaid dividends on such share of Series A Preferred Stock (such amount to be adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like), (ii) in the case of the Series B Preferred Stock, the Series B Original Issue Price plus an amount equal to all declared but unpaid dividends on such share of Series B Preferred Stock (such amount to be adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like), (iii) in the case of the Series C Preferred Stock, the Series C Original Issue Price plus an amount equal to all declared but unpaid dividends on such share of Series C Preferred Stock (such amount to be adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like), (iv)  in the case of the Series D Preferred Stock, the Series D Original Issue Price plus an amount equal to all declared but unpaid dividends on such share of Series D Preferred Stock (such amount to be adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like), and (v) in the case of the Series E Preferred Stock, the Series E Original Issue Price plus an amount equal to all declared but unpaid dividends on such share of Series E Preferred Stock (such amount to be adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like) (the “Redemption Price”). The aggregate Redemption Price shall be payable in cash in immediately available funds to the respective holders of the Preferred Stock on the Redemption Date in accordance with the preferences and priorities set forth in Sections A.4(a), A.4(b), A.4(c), A.4(d) and A.4(e) above.

(c)            Insufficient Funds. If the funds of the Corporation legally available to redeem shares of Preferred Stock on the Redemption Date are insufficient to redeem the total number of such shares required to be redeemed on such date, the Corporation shall (i) take any action necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem the total number of shares of Preferred Stock required to be so redeemed, including, without limitation, (A) to the extent permissible under applicable law, reducing the stated capital of the Corporation or causing a revaluation of the assets of the Corporation under Section 154 of the Delaware General Corporation Law to create sufficient surplus to make such redemption and (B) incurring any indebtedness necessary to make such redemption, and (ii) in any event, use any funds that are legally available to redeem the maximum possible number of such shares from the holders of such shares to be redeemed in proportion to the respective number of such shares that otherwise would have been redeemed if all such shares had been redeemed in full. At any time thereafter when additional funds of the Corporation are legally available to redeem such shares of Preferred Stock, the Corporation shall immediately use such funds to redeem the balance of the shares that the Corporation became obligated to redeem on the Redemption Date (but which it has not yet redeemed) at such applicable Redemption Price to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock in accordance with the preferences and priorities set forth in Sections A.4(a), A.4(b), A.4(c), A.4(d) and A.4(e) above (with all shares of Series E Preferred Stock to be redeemed prior to any other shares of Preferred Stock).

(d)            Interest. If any shares of Preferred Stock are not redeemed on the Redemption Date for any reason, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Redemption Price applicable to such unredeemed shares at an aggregate per annum rate equal to twelve percent (12%), with such interest to accrue daily in arrears and to be compounded annually; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”). In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Redemption Date to the extent permitted by law.

6.            Conversion. Shares of Preferred Stock shall be converted into Common Stock in accordance with the following:

(a)            Voluntary Conversion. The holders of shares of Preferred Stock may convert such shares into Common Stock at any time after the date of issuance of such shares of Preferred Stock as follows:

(i)            Upon the written election of the holder thereof and without payment of any additional consideration, each outstanding share of Preferred Stock held by such holder shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the applicable Original Issue Price plus an amount equal to all declared but unpaid dividends on such share of Preferred Stock (such amount to be adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like), by (B) the applicable Conversion Price at the time in effect for such series of Preferred Stock (such quotient, the “Conversion Rate”). The initial “Conversion Price” per share for shares of Preferred Stock shall be the Original Issue Price for such series of Preferred Stock, subject to adjustment as set forth in Section A.7. Any election by a holder of Preferred Stock pursuant to this Section A.6(a)(i) shall be made by written notice to the Corporation, and such notice may be given at any time and from time to time after the Closing Date and through and including the day which is one (1) day prior to the Redemption Date or the closing of any transaction contemplated by Section A.4(e).

(ii)            Upon the written election of both (i) a Majority Interest and (ii) holders of a majority of shares of Series E Preferred Stock then outstanding (a “Series E Majority”), without the payment of any additional consideration, all (but not less than all) of the outstanding shares of Preferred Stock shall be converted into fully paid and nonassessable shares of Common Stock at the applicable Conversion Rate. Any election by a Majority Interest pursuant to this Section A.6(a)(ii) shall be made by written notice to the Corporation and the other holders of Preferred Stock, and such notice may be given at any time after the Closing Date through and including the date which is one (1) day prior to the closing of any transaction contemplated by Section A.4(e). Upon such election, all holders of the Preferred Stock shall be deemed to have elected to voluntarily convert all outstanding shares of Preferred Stock into shares of Common Stock pursuant to this Section A.6(a)(ii) and such election shall bind all holders of Preferred Stock. Notwithstanding the foregoing, in the event a conversion pursuant to this Section A.6(a)(ii) is to occur in connection with a Liquidation Event, and the amounts available for distribution by the Corporation to holders of Series D Preferred Stock upon such Liquidation Event would not be sufficient to pay the aggregate Series D Preference Amount due to such holders, solely for purposes of this Section A.6(a)(ii) as it applies to the Series D Preferred Stock, in addition to the written election of a Majority Interest, the written election of the holders of not less than sixty percent (60%) of the Series D Preferred Stock then outstanding shall be required to consent to the conversion of all of the outstanding shares of Series D Preferred Stock into shares of Common Stock (the “Series D Conversion Approval”).

(b)            Automatic Conversion. Each share of Preferred Stock shall automatically be converted, without the payment of any additional consideration, into fully paid and nonassessable shares of Common Stock at the applicable Conversion Rate as of, and in all cases subject to, the closing of the Corporation’s first underwritten public offering on a firm commitment basis pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock (i) at a price per share of Common Stock of not less than $7.86 (appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations and the like), and (ii) with respect to which the Corporation receives aggregate net proceeds attributable to sales for the account of the Corporation (before deduction of underwriting discounts and commissions) of not less than $40,000,000 (a “QPO”). If a closing of a QPO occurs, all outstanding shares of Preferred Stock shall be deemed to have been converted into shares of Common Stock immediately prior to such closing.

(c)            Procedure for Conversion.

(i)            Voluntary Conversion. Upon election to convert pursuant to Section A.6(a)(i), the relevant holder or holders of Preferred Stock shall surrender the certificate or certificates representing the shares of Preferred Stock being converted to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or shall deliver an affidavit of loss to the Corporation, at its principal executive office or such other place as the Corporation may from time to time designate by notice to the holders of the Preferred Stock. Upon surrender of such certificate(s) or delivery of an affidavit of loss, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder’s designee, at the address designated by such holder, certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion. The issuance of certificates for Common Stock upon conversion of Preferred Stock shall be deemed effective as of the date of surrender of such Preferred Stock certificates or delivery of such affidavit of loss and will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock.

(ii)            Automatic Conversion. As of the closing of a QPO (the “Automatic Conversion Date”) or upon election to convert pursuant to Section A.6(a)(ii), all outstanding shares of Preferred Stock shall be converted into shares of Common Stock without any further action by the holders of such shares and whether or not the certificates representing such shares of Preferred Stock are surrendered to the Corporation. On the Automatic Conversion Date, all rights with respect to the shares of Preferred Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an affidavit of loss thereof to receive certificates for the number of shares of Common Stock into which such shares of Preferred Stock have been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed for transfer, in a form satisfactory to the Corporation, accompanied by duly executed stock powers related thereto. The Corporation shall issue and deliver to such holder, promptly (and in any event in such time as is sufficient to enable such holder to participate in such QPO) at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Preferred Stock surrendered are convertible on the Automatic Conversion Date.

(d)            Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Preferred Stock, the Corporation will take such corporate action as may be necessary to increase the number of its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, and to reserve the appropriate number of shares of Common Stock for issuance upon such conversion.

(e)            No Closing of Transfer Books. The Corporation shall not close its books against the transfer of shares of Preferred Stock in any manner that would interfere with the timely conversion of any shares of Preferred Stock.

7.            Adjustments.

(a)            Adjustments to the Conversion Price. Except as provided in Section A.7(b) and except in the case of an event described in Section A.7(c), if and whenever after the date this Fifth Amended and Restated Certificate of Incorporation is first filed with the Secretary of State of Delaware (the “Filing Date”) the Corporation shall issue or sell, or is, in accordance with this Section A.7(a), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect immediately prior to such issuance or sale, then, upon such issuance or sale (or deemed issuance or sale), such Conversion Price shall be reduced to the price determined by dividing (i) the sum of (A) the Common Stock Deemed Outstanding (as defined below) immediately prior to such issuance or sale (or deemed issuance or sale) multiplied by the applicable Conversion Price then in effect and (B) the consideration, if any, received by the Corporation upon such issuance or sale (or deemed issuance or sale) by (ii) the Common Stock Deemed Outstanding immediately after such issuance or sale (or deemed issuance or sale).

For purposes of this Section A.7(a), the following shall also be applicable:

(i)            Issuance of Rights or Options. If the Corporation shall, at any time after the Filing Date, in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”), in each case for consideration per share (determined as provided in this paragraph and in Section A.7(a)(vi)) less than the applicable Conversion Price then in effect, whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options, or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon exercise of such Options, shall be deemed to have been issued as of the date of granting of such Options, at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued. Except as otherwise provided in Section A.7(a)(iii), no adjustment of the Conversion Price of a series of Preferred Stock shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

(ii)           Issuance of Convertible Securities. If the Corporation shall, at any time after the Filing Date, in any manner issue or sell any Convertible Securities for consideration per share (determined as provided in this paragraph and in Section A.7(a)(vi)) less than a Conversion Price then in effect, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the issuance or sale of such Convertible Securities, at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued; provided, that (1) except as otherwise provided in Section A.7(a)(iii), no adjustment of the Conversion Price of a series of Preferred Stock shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (2) if any such issuance or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities, no further adjustment of a Conversion Price shall be made by reason of such issuance or sale.

(iii)          Change in Option Price or Conversion Rate. If there shall occur a change in (A) the maximum number of shares of Common Stock issuable in connection with any Option referred to in Section A.7(a)(i) or any Convertible Securities referred to in Section A.7(a)(i) or (ii), (B) the purchase price provided for in any Option referred to in Section A.7(a)(i), (C) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section A.7(a)(i) or (ii) or (D) the rate at which Convertible Securities referred to in Section A.7(a)(i) or (ii) are convertible into or exchangeable for Common Stock (in each case, other than in connection with an event described in Section A.7(b)), then the applicable Conversion Price in effect at the time of such event shall be adjusted to the Conversion Price for such series of Preferred Stock that would have been in effect at such time had such Options or Convertible Securities that are still outstanding provided for such changed maximum number of shares, purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Conversion Price then in effect for such series of Preferred Stock is thereby reduced; and on the termination of any such Option or any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall be increased to the Conversion Price that would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination (i.e., to the extent that fewer than the number of shares of Common Stock deemed to have been issued in connection with such Option or Convertible Securities were actually issued), never been issued or been issued at such higher price, as the case may be.

(iv)          Stock Dividends. If the Corporation, at any time or from time to time after the Filing Date, shall declare or make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration, and the Conversion Price will be adjusted pursuant to this Section A.7(a); provided, that no adjustment shall be made to the Conversion Price as a result of such dividend or distribution if the holders of the shares of Preferred Stock are entitled to, and do, receive such dividend or distribution in accordance with Section A.3; and, provided, further, that if any adjustment is made to the Conversion Price as a result of the declaration of a dividend and such dividend is not effected, the Conversion Price shall be appropriately readjusted to the Conversion Price in effect had such dividend not been declared.

(v)           Other Dividends and Distributions. If the Corporation, at any time or from time to time after the Filing Date, shall declare or make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities or other property of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the outstanding shares of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such other securities of the Corporation or the value of such other property that they would have received had the Preferred Stock been converted into Common Stock on the date of such event and had such holders thereafter, during the period from the date of such event to and including the conversion date, retained such securities or other property receivable by them during such period giving application to all adjustments called for during such period under Section A.7 with respect to the rights of the holders of the outstanding shares of Preferred Stock; and, provided, further, however, that no such adjustment shall be made if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(vi)          Consideration for Stock. If the Corporation, at any time or from time to time after the Filing Date, shall issue or sell, or is deemed to have issued or sold, any shares of Common Stock for cash, the consideration received therefor shall be deemed to be the amount received or to be received by the Corporation therefor (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section A.7(a)(i) or Section A.7(a)(ii), as appropriate) as determined in good faith by the Board of Directors of the Corporation and the holders of not less than a Majority Interest. In case any shares of Common Stock shall be issued or sold, or deemed issued or sold, for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration received or to be received by the Corporation (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section A.7(a)(i) or Section A.7(a)(ii), as appropriate) as determined in good faith by the Board of Directors of the Corporation and the holders of not less than a Majority Interest. In case any Options shall be issued in connection with the issuance and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation and the holders of not less than a Majority Interest. Anything herein to the contrary notwithstanding, if in any case described in this Section A.7(a)(vi) the Corporation and the holders of a Majority Interest are unable to reach agreement as to the value of such consideration, then the value thereof will be determined by an independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.

(vii)         Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(viii)        Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation; provided, that the disposition of any such shares shall be considered an issuance or sale of Common Stock for the purpose of this Section A.7.

(ix)          Other Issuances or Sales. In calculating any adjustment to a Conversion Price pursuant to this Section A.7(a), any Options or Convertible Securities that provide, as of the effective date of such adjustment, for the issuance upon exercise or conversion thereof of an indeterminable number of shares of Common Stock shall (together with the shares of Common Stock issuable upon exercise or conversion thereof) be disregarded; provided, that at such time as the number of shares of Common Stock issuable upon exercise or conversion of such Options or Convertible Securities becomes determinable, such Conversion Price shall be adjusted as provided in Section A.7(a)(iii) above.

(x)           Common Stock Deemed Outstanding. For purposes of this Section A.7, the term “Common Stock Deemed Outstanding” shall mean, at any time, the sum of (A) the number of shares of Common Stock outstanding immediately prior to the Filing Date (including for this purpose all shares of Common Stock issuable upon exercise or conversion of any vested Options or Convertible Securities outstanding and exercisable immediately prior to the Filing Date), plus (B) the number of shares of Common Stock issued or sold (or deemed issued or sold) after the Filing Date (including for this purpose all shares of Common Stock issuable upon exercise or conversion of any vested Options or Convertible Securities outstanding and exercisable immediately prior to the Filing Date).

(b)            Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price of any series of Preferred Stock in the case of the issuance from and after the Filing Date of (i) shares of Common Stock upon conversion of shares of Preferred Stock, (ii) shares of Common Stock or options therefor to directors, officers, employees or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation, in each case authorized by the Board of Directors, including at least two of the Preferred Directors, and issued pursuant to any equity incentive plans approved by the Board of Directors, (iii) as part of the consideration payable in the acquisition of another entity by the Corporation by merger, purchase of all or substantially all of the assets of such entity, stock purchase or other reorganization of such entity, in each case as authorized by the Board of Directors, including at least two of the Preferred Directors, (iv) to a bank or other financial institution (not to exceed two percent (2%) of all outstanding securities) to secure a lending or equipment leasing transaction, in each case as authorized by the Board of Directors, including at least two of the Preferred Directors, (v) to a business partner, government laboratory or university to advance strategic business objectives, as authorized by the Board of Directors, including at least two of the Preferred Directors, and (vi) with respect to an adjustment to the Conversion Price of a particular series of Preferred Stock, if the Corporation receives a waiver of such adjustment from the holders of a majority of the shares of such series of Preferred Stock (“Excluded Shares”).

(c)            Subdivision or Combination of Common Stock. In case the Corporation shall at any time after the Filing Date subdivide its outstanding shares of Common Stock into a greater number of shares (by any stock split, stock dividend or otherwise), the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the Corporation shall at any time after the Filing Date combine its outstanding shares of Common Stock into a smaller number of shares (by any reverse stock split or otherwise), the Conversion Price of each series of Preferred Stock in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no further adjustment shall be made pursuant to Section A.7(a)(iv) by reason thereof.

(d)            Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Preferred Stock, as the case may be, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

8.            Covenants.

(a)            For so long as at least 2,412,110 shares of Preferred Stock remain outstanding (such amount to be adjusted for any stock splits, dividends, combinations, recapitalizations and the like) as of the applicable date, the Corporation shall not (in any case, by merger, consolidation, operation of law or otherwise), without first having obtained the affirmative vote or written consent of the holders of not less than a Majority Interest:

(i)            declare or pay any dividends other than dividends on the Preferred Stock as provided in Section A.3 or make any distributions of cash, property or securities of the Corporation in respect of its capital stock, or apply any of its assets to the redemption, retirement, purchase or other acquisition of its capital stock, directly or indirectly, through subsidiaries or otherwise, except for (A) the redemption of Preferred Stock pursuant to and as provided in this Fifth Amended and Restated Certificate of Incorporation, or (B) the repurchase of the Excluded Shares described in Section A.7(b)(ii) above upon termination of employment of the holder of such Excluded Shares, and approved by the Board, including at least two of the Preferred Directors;

(ii)           reclassify any capital stock in a manner that adversely affects the designations, preferences, powers and/or the relative, participating, optional or other special rights, or the restrictions provided for the benefit of, the Preferred Stock;

(iii)          authorize or issue, or obligate itself to issue, any equity security or debt security convertible into an equity security of the Corporation or create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Preferred Stock), or permit any subsidiary of the Corporation to issue such securities to any person or entity other than the Corporation or create such new class or series of shares;

(iv)          amend, waive, alter or repeal (whether by merger, consolidation, operation of law, or otherwise) any provision of, or add any provision to, (A) this Fifth Amended and Restated Certificate of Incorporation (including, without limitation, increasing the total number of shares of Preferred Stock that the Corporation shall have the authority to issue) or (B) the By-laws of the Corporation as in effect on the Closing Date, in a manner that alters or changes the right, preferences or privileges of the Preferred Stock or is otherwise adverse to the Preferred Stock;

(v)           effect any Liquidation Event, or any other event described in Section A.4(f) hereof;

(vi)          effect the sale, transfer or license of all or substantially all of the assets of the Corporation or any subsidiary of the Corporation to any person or entity other than the Corporation or a wholly-owned subsidiary of the Corporation;

(vii)         increase or decrease to the authorized size of the Board of Directors;

(viii)        take any action that results in the appointment or removal of the Chief Executive Officer;

(ix)          take any action that results in a public offering of any shares of Common Stock;

(x)           incur any indebtedness (including by issuance of any debt security), except for indebtedness that does not exceed $250,000 in the aggregate;

(xi)          acquire any business with a value in excess of $2,000,000;

(xii)         cause the Corporation to have any non-wholly owned subsidiaries or spin out or sell any subsidiary of the Corporation or any entity created by the Corporation;

(xiii)        change the principal business of the Corporation, enter new lines of business or exit any current line of business, or permits any subsidiary to take such action;

(xiv)        take any other action not described in Section A.8(a)(i)-(xiii) if such action alters or changes the rights, preferences or privileges of the Preferred Stock; or

(xv)         enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of the holders of not less than a Majority Interest.

(b)            For so long as at least 828,078 shares of Series A Preferred Stock remain outstanding (such amount to be adjusted for any stock splits, dividends, combinations, recapitalizations and the like) as of the applicable date, the Corporation shall not (in any case, by merger, consolidation, operation of law or otherwise), without first having obtained the affirmative vote or written consent of the holders of a majority of the Series A Preferred Stock then outstanding:

(i)            alter or change the rights, preferences or privileges of the Series A Preferred Stock in a manner that adversely alters or changes the rights, preferences or privileges of the Series A Preferred Stock, unless the rights, preferences or privileges of each series of Preferred Stock are similarly and proportionally altered, changed, amended or terminated, as the case may be; or

(ii)           amend, waive, alter or repeal (whether by merger, consolidation, operation of law, or otherwise) any provision of, or add any provision to, this Fifth Amended and Restated Certificate of Incorporation (including, without limitation, increasing or decreasing the total number of shares of Series A Preferred Stock that the Corporation shall have the authority to issue) or the By-laws of the Corporation as in effect on the Closing Date in a manner that adversely alters or changes the rights, preferences or privileges of the Series A Preferred Stock, unless the rights, preferences or privileges of each series of Preferred Stock are similarly and proportionally altered, changed, amended or terminated, as the case may be.

(c)            For so long as at least 444,198 shares of Series B Preferred Stock remain outstanding (such amount to be adjusted for any stock splits, dividends, combinations, recapitalizations and the like) as of the applicable date, the Corporation shall not (in any case, by merger, consolidation, operation of law or otherwise), without first having obtained the affirmative vote or written consent of the holders of not less than a majority of the Series B Preferred Stock then outstanding:

(i)            alter or change the rights, preferences or privileges of the Series B Preferred Stock in a manner that adversely alters or changes the rights, preferences or privileges of the Series B Preferred Stock, unless the rights, preferences or privileges of each series of Preferred Stock are similarly and proportionally altered, changed, amended or terminated, as the case may be; or

(ii)           amend, waive, alter or repeal (whether by merger, consolidation, operation of law, or otherwise) any provision of, or add any provision to, this Fifth Amended and Restated Certificate of Incorporation (including, without limitation, increasing or decreasing the total number of shares of Series B Preferred Stock that the Corporation shall have the authority to issue) or the By-laws of the Corporation as in effect on the Closing Date in a manner that adversely alters or changes the rights, preferences or privileges of the Series B Preferred Stock, unless the rights, preferences or privileges of each series of Preferred Stock are similarly and proportionally altered, changed, amended or terminated, as the case may be.

(d)            For so long as at least 376,806 shares of Series C Preferred Stock remain outstanding (such amount to be adjusted for any stock splits, dividends, combinations, recapitalizations and the like) as of the applicable date, the Corporation shall not (in any case, by merger, consolidation, operation of law or otherwise), without first having obtained the affirmative vote or written consent of the holders of not less than sixty percent (60%) of the Series C Preferred Stock then outstanding:

(i)            alter or change the rights, preferences or privileges of the Series C Preferred Stock in a manner that adversely alters or changes the rights, preferences or privileges of the Series C Preferred Stock, unless the rights, preferences or privileges of each series of Preferred Stock are similarly and proportionally altered, changed, amended or terminated, as the case may be; or

(ii)           amend, waive, alter or repeal (whether by merger, consolidation, operation of law, or otherwise) any provision of, or add any provision to, this Fifth Amended and Restated Certificate of Incorporation (including, without limitation, increasing or decreasing the total number of shares of Series C Preferred Stock that the Corporation shall have the authority to issue) or the By-laws of the Corporation as in effect on the Closing Date in a manner that adversely alters or changes the rights, preferences or privileges of the Series C Preferred Stock, unless the rights, preferences or privileges of each series of Preferred Stock are similarly and proportionally altered, changed, amended or terminated, as the case may be.

(e)            For so long as at least 425,901 shares of Series D Preferred Stock remain outstanding (such amount to be adjusted for any stock splits, dividends, combinations, recapitalizations and the like) as of the applicable date, the Corporation shall not (in any case, by merger, consolidation, operation of law or otherwise), without first having obtained the affirmative vote or written consent of the holders of not less than sixty percent (60%) of the Series D Preferred Stock then outstanding:

(i)            alter or change the rights, preferences or privileges of the Series D Preferred Stock in a manner that adversely alters or changes the rights, preferences or privileges of the Series D Preferred Stock, unless the rights, preferences or privileges of each series of Preferred Stock are similarly and proportionally altered, changed, amended or terminated, as the case may be; or

(ii)           amend, waive, alter or repeal (whether by merger, consolidation, operation of law, or otherwise) any provision of, or add any provision to, this Fifth Amended and Restated Certificate of Incorporation (including, without limitation, increasing or decreasing the total number of shares of Series D Preferred Stock that the Corporation shall have the authority to issue) or the By-laws of the Corporation as in effect on the Closing Date in a manner that adversely alters or changes the rights, preferences or privileges of the Series D Preferred Stock, unless the rights, preferences or privileges of each series of Preferred Stock are similarly and proportionally altered, changed, amended or terminated, as the case may be.

(f)            For so long as at least 278,219 shares of Series E Preferred Stock remain outstanding (such amount to be adjusted for any stock splits, dividends, combinations, recapitalizations and the like) as of the applicable date, the Corporation shall not (in any case, by merger, consolidation, operation of law or otherwise), without first having obtained the affirmative vote or written consent of the holders of not less than a majority of the Series E Preferred Stock then outstanding:

(i)            alter or change the rights, preferences or privileges of the Series E Preferred Stock in a manner that adversely alters or changes the rights, preferences or privileges of the Series E Preferred Stock, unless the rights, preferences or privileges of each series of Preferred Stock are similarly and proportionally altered, changed, amended or terminated, as the case may be;

(ii)           amend, waive, alter or repeal (whether by merger, consolidation, operation of law, or otherwise) any provision of, or add any provision to, this Fifth Amended and Restated Certificate of Incorporation or the By-laws of the Corporation as in effect on the Closing Date in a manner that adversely alters or changes the rights, preferences or privileges of the Series E Preferred Stock, unless the rights, preferences or privileges of each series of Preferred Stock are similarly and proportionally altered, changed, amended or terminated, as the case may be;

(iii)          increase or decrease the total number of shares of Series E Preferred Stock that the Corporation shall have the authority to issue;

(iv)          purchase or redeem (or permit any subsidiary to redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (ii) repurchases of any Common Stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of employment or service at a price no greater than the applicable price of such shares; or

(v)           amend, waive, alter or repeal (whether by merger, consolidation, operation of law, or otherwise) the following sections of this Fifth Amended and Restated Certificate of Incorporation in a manner that adversely alters or changes the rights, preferences of privileges of the Series E Preferred Stock: Section A.2(c), Section A.3(a), Section A.4(a), Section A.4(e), Section A.4(f), Section A.4(g), Section A.4(h), Section A.4(i), Section A.5(a), Section A.5(b), Section A.5(c), Section A.6(a), Section A.6(b), Section A.7 or this Section A.8(f). For the avoidance of doubt, the authorization, creation or issuance of any equity security (including, any security convertible into or exercisable into any equity security) having rights, preferences or privileges which are senior to or on parity with any of the rights, preferences or privileges of the Series E Preferred Stock shall not in and of itself, be deemed to adversely affect the holders of Series E Preferred Stock for purposes of this Section A.8(f).

Any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect. Further, the Corporation shall not, by amendment, alteration or repeal of this Fifth Amended and Restated Certificate of Incorporation (whether by merger, consolidation, operation of law, or otherwise) or through any Liquidation Event, any event described in Section A.4(f) hereof, or any other reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation and shall at all times in good faith assist in the carrying out of all the provisions of this Article IV and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Stock against impairment.

9.            Notice; Adjustments; Waivers.

(a)            Liquidation Events, Etc. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or (ii) any Liquidation Event, event deemed a Liquidation Event pursuant to Section A.4(f) hereof, QPO or any other public offering becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Preferred Stock at least thirty (30) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, event deemed a Liquidation Event pursuant to Section A.4(f) hereof, QPO or other public offering is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event. Such notice shall be accompanied by a certificate prepared by the chief financial officer of the Corporation describing in reasonable detail (1) the facts of such transaction, (2) the amount(s) per share of Preferred Stock or Common Stock each holder of Preferred Stock would receive pursuant to the applicable provisions of this Fifth Amended and Restated Certificate of Incorporation, and (3) the facts upon which such amounts were determined.

(b)            Adjustments; Calculations. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to Section A.7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth in reasonable detail (i) such adjustment or readjustment, (ii) the applicable Conversion Price before and after such adjustment or readjustment, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares of such series of Preferred Stock. All such calculations shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share as the case may be.

(c)            Waiver of Notice. The holder or holders of a Majority Interest may, at any time upon written notice to the Corporation, waive any notice or certificate delivery provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.

(d)            Other Waivers. Subject to the provisions of Section 8(f)(v) and any other provision hereof requiring the consent of holders of a particular series of Preferred Stock, the holder or holders of a Majority Interest may, at any time upon written notice to the Corporation, waive compliance by the Corporation with any term or provision herein, provided that any such waiver shall be binding upon all holders of Preferred Stock and their respective transferees so long as any such waiver does not affect any holder of outstanding shares of Preferred Stock in a manner materially different than any other holder. Notwithstanding anything to the contrary contained within this Fifth Amended and Restated Certificate of Incorporation, no waiver of the adjustment provisions contained in Section A.7 shall be effective with respect to the Series E Preferred Stock without the written election of a Series E Majority.

10.            No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

11.            Contractual Rights of Holders. The various provisions set forth herein for the benefit of the holders of the Preferred Stock shall be deemed contract rights enforceable by them, including, without limitation, one or more actions for specific performance.

B.            COMMON STOCK

1.            Voting.

(a)            Election of Directors. The holders of Common Stock voting together as a single class shall be entitled to elect three (3) Directors of the Corporation. Such Directors shall be elected by a plurality vote, with the elected candidates being the candidates receiving the greatest number of affirmative votes (with each holder entitled to cast one vote for or against each candidate with respect to each share held by such holder), with votes cast against such candidates and votes withheld having no legal effect. The election of such Directors shall occur at the annual meeting of holders of capital stock or at any special meeting called and held in accordance with the By-laws of the Corporation, or by consent in lieu thereof in accordance with this Fifth Amended and Restated Certificate of Incorporation and applicable law. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation.

(b)            Voting Generally. Except as otherwise expressly provided herein or required by law, each holder of outstanding shares of Common Stock shall be entitled to one (1) vote in respect of each share of Common Stock held thereby of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the outstanding shares of Common Stock and Preferred Stock voting together as a single class. For the avoidance of doubt, each holder of Preferred Stock shall be entitled to one (1) vote per share of Common Stock into which it is convertible on the applicable date on all matters submitted to a vote of holders of Common Stock as a class (including, without limitation, pursuant to Section B.1(a) above or this Section B.1(b)).

2.            Dividends. Subject to the payment in full of all preferential dividends to which the holders of the Preferred Stock are entitled hereunder, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion, with holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock sharing pari passu in such dividends, as contemplated by Section A.3.

ARTICLE V

In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1.            Election of Directors need not be by written ballot unless the By-laws of the Corporation so provide.

2.            Except as provided in Article IV, Section A.8, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation to the extent specified therein.

ARTICLE VI

Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide.

ARTICLE VII

To the extent permitted by law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated in the By-laws of the Corporation or from time to time by its Board of Directors.

ARTICLE VIII

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director of the Corporation, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the effective date of this Fifth Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Any repeal or modification of this Article VIII, Article IX or Article XI by the stockholders of the Corporation or by an amendment to the Delaware General Corporation Law shall not adversely affect any right or protection with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director prior to or at the time of such repeal or modification.

ARTICLE IX

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any Director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a Director of the Corporation.

ARTICLE X

Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Fifth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

To the fullest extent permitted by applicable law, this Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of this Company (and any other persons to which Delaware law permits this Company to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to a corporation, its stockholders and others.

ARTICLE XII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or By-laws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine. If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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